EXHIBIT 10.18

CONTINENTAL AIRLINES, INC.

Non-Employee Director Compensation Summary

Effective February 20, 2008, members of our board of directors who are not full-time employees of Continental Airlines, Inc. receive the following compensation:

  $25,000 per year, plus an additional annual fee of:
      $40,000 for the chairperson of the Audit Committee;
      $20,000 for the chairperson of the Corporate Governance Committee and Human Resources Committee;
      $25,000 for members of the Audit Committee (other than the chairperson);
      $15,000 for members of the Human Resources Committee (other than members who receive an additional fee for service as the chairperson of a committee);
  $1,400 ($2,100 for the chairperson) for each board and committee meeting physically attended (other than an Audit Committee meeting);
  $2,000 ($3,000 for the chairperson) for each Audit Committee meeting physically attended;
  $700 for each board meeting attended by telephone;
  $350 for each committee meeting attended by telephone ($500 for each Audit Committee meeting attended by telephone);
  stock options to purchase 7,500 shares of common stock at the grant date fair market value following each annual stockholders meeting and upon election to the board if they are first elected to the board other than at an annual stockholders meeting;
  lifetime flight benefits, comprised of space-available personal and family flight passes, a travel card permitting positive space travel by the director, the director's family and certain other individuals (which is taxable to the director, subject to the reimbursement of certain of such taxes by the company), frequent flyer cards and airport lounge cards;
  limited flight benefits for the surviving spouse for a period of ten years following a director's death; and
  $2,500 as compensation for time spent on orientation matters in connection with a director's first election to the Board of Directors or the director's appointment to a committee of the Board on which he or she has not recently served.

In addition, non-employee directors who conduct Continental business in their capacities as directors on Continental's behalf at the request of the board or the Chairman of the Board are paid (i) for telephone participation in board and committee meetings as if they were physically present, if their conducting that business makes it impractical for them to attend the meeting in person, and (ii) $3,000 per day spent outside the United States while conducting that business.

All directors, including those who are full-time employees who serve as directors, receive reimbursement of expenses incurred in attending meetings. Directors also receive travel privileges on some other airlines through arrangements entered into between Continental and such airlines.